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                                                                   Exhibit 10.18



[C.H. Robinson Letterhead]
February 1, 2000



                             MANAGEMENT BONUS PLAN

     The Compensation Committee is pleased to initiate the management bonus plan for certain selected personnel. Compared with prior plans some modifications have been made which the Compensation Committee believes will be beneficial. C.H. Robinson Worldwide, Inc.'s (the Company's) continued growth will cause this program to give you increasing financial rewards.

     1. The plan will run for one calendar year, commencing in 2000. There is no commitment by the Committee or the Company that the plan will continue beyond this year.

     2. The units allocated to you below are for the year 2000. These units may be decreased or increased, or remain the same in any year at the discretion of the Committee.

     3. The individual must be an employee on December 31 of the plan year in order to earn the award.

     4. Payment of any awards earned hereunder will be paid in cash or such other medium as determined by the Compensation Committee.

     5. Profit Sharing will be paid only on those awards earned and paid, and in the year those awards are paid.

     6. This award shall be based on the Company's earnings prior to federal and state income taxes, to any expense associated with this executive bonus plan, and to extraordinary gains or losses from the sale of all or part of various businesses. The calculation of the award value will be determined by the Compensation Committee which determination shall be final and binding on all parties. The individual award value shall be determined by taking the number of units in each bracket and multiplying by the unit value for units in that bracket. The value of a whole unit in each bracket is equal to .1% of the final pre tax earnings included in that bracket. For example, if we were to achieve our pre tax earnings plan for 2000 of $106,000,000 each unit in the following brackets would have a value as follows:


               BRACKET         PRE TAX EARNINGS RANGE         UNIT VALUE
               -------         ----------------------         -----------
               A               $0 to          $10,000,000
               B               $10,000,000 to $20,000,000
               C               $20,000,000 to $30,000,000
               D               $30,000,000 to $40,000,000
               E               $40,000,000 to $50,000,000
               F               $50,000,000 to $60,000,000
               G               $60,000,000 to $70,000,000
               H               $70,000,000 to $80,000,000
               I               $80,000,000 to $90,000,000
               J               $90,000,000 to $95,000,000

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
               K               $95,000,000  to  $100,000,000
               L               $100,000,000 to  $105,000,000
               M               $105,000,000 to  $110,000,000
               N               $110,000,000 to  $115,000,000

     You have been awarded the following units:

               BRACKET         PRE TAX EARNINGS RANGE         NUMBER OF UNITS
               -------         ----------------------         ---------------
               A               $0 to          $ 10,000,000
               B               $ 10,000,000 to $ 20,000,000
               C               $ 20,000,000 to $ 30,000,000
               D               $ 30,000,000 to $ 40,000,000
               E               $ 40,000,000 to $ 50,000,000
               F               $ 50,000,000 to $ 60,000,000
               G               $ 60,000,000 to $ 70,000,000
               H               $ 70,000,000 to $ 80,000,000
               I               $ 80,000,000 to $ 90,000,000
               J               $ 90,000,000 to $ 95,000,000
               K               $ 95,000,000 to $100,000,000
               L               $100,000,000 to $105,000,000
               M               $105,000,000 to $110,000,000
               N               $110,000,000 to $115,000,000

     7. Any awards earned hereunder shall be paid as soon as administratively practical following the end of the year to which the cash award relates.

     8. Any payment due, paid, or advanced hereunder will be forfeited if you leave the Company and are employed or perform a service that is determined to be in direct competition with the Company or its affiliates or subsidiaries, or if you disclose any confidential information or trade secrets of the Company or its affiliates or subsidiaries. The Compensation Committee's determination of this is final. Your participation in the program shall not confer on you any right to continued employment with the Company, nor will it interfere in any way with the right of the Company to terminate such employment at any time. Furthermore, the adoption of this program will not in any way interfere with the right of the Company to select among, adopt or change any business, investment, or compensation policies or plans at any time or from time to time in its sole and absolute discretion.

     9. Individuals may take advances against the awards. The advance that may be taken is subject to the absolute discretion of the Compensation Committee.

     10. The Company will withhold the following from advances and final payouts: federal and state income tax withholding, FICA withholding, loan payments to the Company, and any other withholding required by law.
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     The Committee is enthusiastic about this program, as it feels that the more incentives it can provide each person, the more vitally and personally interested and involved this person will become in making C. H. Robinson Worldwide, Inc. a bigger and better company.

Yours very truly,



John Wiehoff
President

Enclosure